EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information of the AllianceBernstein Ovation Advantage Variable Annuity, which constitutes part of this Registration Statement on Form N-4 for Variable Annuity Account Nine of AIG SunAmerica Life Assurance Company of our report dated April 15, 2005, relating to the consolidated financial statements of AIG SunAmerica Life Assurance Company at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and our report dated March 31, 2005, relating to the financial statements of Variable Annuity Account Nine at December 31, 2004, and for each of the two years in the period ended December 31, 2004. We also consent to the reference to us under the heading “Financial Statements” in such Statement of Additional Information.

PricewaterhouseCoopers LLP

Los Angeles, California

April 25, 2005